Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


                               September 12, 2000

Ladies and Gentlemen:


     We have read the statements made by the Issuer, SwiftyNet.com, Inc., set forth in Item 4 entitled "Change in Independent Accountants" of its 8-K, File No. 0-25097 in response to Item 304 of Regulation S-B and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the Issuer contained therein.

/s/ Pender Newkirk & Company

Pender, Newkirk & Company
Certified Public Accountants
Tampa, Florida
September 12, 2000